EXHIBIT 10.24

SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENTS

Independent non-employee directors of Alexandria Real Estate Equities, Inc. (the “Company”) will earn the following compensation in 2026:

An annual retainer fee of $110,000.

The committee chairpersons will earn additional annual fees as follows:

Lead Independent Director	$50,000
Audit Committee Chairperson	$40,000
Compensation Committee Chairperson	$35,000
Nominating & Governance Committee Chairperson	$35,000
Life Science Committee Chairperson	$35,000

The committee members, other than the chairpersons, will earn additional annual fees as follows:

Audit Committee Member	$20,000
Compensation Committee Member	$20,000
Nominating & Governance Committee Member	$20,000
Life Science Committee Member	$20,000
Pricing Committee Member	$6,000

Reimbursement of out-of-pocket expenses incurred to attend related meetings.

A restricted stock grant of 3,493 shares of common stock on January 15, 2026, under the Company’s Amended and Restated 1997 Stock Award and Incentive Plan. Such shares vest over a period from January 15, 2027 to January 15, 2029.

The Company’s independent non-employee directors may elect to defer all or any portion of the fees above in accordance with the Company’s deferred compensation plan for its directors.

Directors who are also employees of the Company will not receive any compensation for their services as directors of the Company.